Exhibit 99.2

Item 7.            Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and the accompanying financial statements and related notes included elsewhere in the Annual Report on Form 10-K and the Current Report on Form 8-K dated June 24, 2009. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved reserves, potential failure to achieve production from development projects, capital expenditures and other uncertainties, as well as those factors discussed below and elsewhere in this Annual Report on Form 10-K, particularly in “Item 1A. Risk Factors” and the “Cautionary Note Regarding Forward-Looking Statements”, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Overview

We explore for and develop oil and natural gas in the Rocky Mountain region of the United States. On December 15, 2004, we completed our initial public offering in which we received net proceeds of $347 million after deducting underwriting fees and other offering costs.

We intend to increase stockholder value by profitably growing reserves and production, primarily through drilling our development properties. We seek high quality exploration and development projects with potential for providing long-term drilling inventories that generate high returns. Substantially all of our revenues are generated through the sale of natural gas and oil production at market prices and the settlement of commodity hedges. Approximately 95% of our December 2008 production volume was natural gas.

We were formed in January 2002. Since inception, we substantially increased our activity level and the number of properties that we operate. Our operating results reflect this growth. We began active natural gas and oil operations in March 2002 upon the acquisition of properties in the Wind River Basin. Also in 2002, we completed two additional acquisitions of properties in the Uinta, Wind River, Powder River and Williston Basins. In early 2003, we completed an acquisition of largely undeveloped coalbed methane properties located in the Powder River Basin. In September 2004, we acquired properties in the Piceance Basin in or around the Gibson Gulch field (the “Piceance Basin Acquisition Properties”). In May 2006, we acquired additional coalbed methane properties in the Powder River Basin of Wyoming. In June 2007, we sold our Williston Basin properties. A summary of our significant property acquisitions is as follows:

Primary Locations of Acquired Properties	Date Acquired	Purchase Price
	(in millions)
Wind River Basin	March 2002	$74
Uinta Basin	April 2002	8
Wind River, Powder River and Williston Basins	December 2002	62
Powder River Basin	March 2003	35
Piceance Basin	September 2004	137
Powder River Basin	May 2006	79

Because of our rapid growth through acquisitions and development of our properties, our historical results of operations and period-to-period comparisons of these results and certain financial data may not be meaningful or indicative of future results.

Our acquisitions were financed with a combination of funding from equity investments in our Company, our credit facility, cash flow from operations and, in the case of the Piceance Basin properties, a bridge loan that we repaid in December 2004 with a portion of the proceeds from our initial public offering.

As of December 31, 2008, we had 818 Bcfe of estimated net proved reserves with a Standardized Measure of $858.1 million (at $4.61 CIGRM and $41.00 WTI). As of December 31, 2007, we had 558 Bcfe of estimated net proved reserves with a Standardized Measure of $941 million (at $6.04 CIGRM and $92.50 WTI), while at December 31, 2006, we had 428 Bcfe of estimated net proved reserves with a Standardized Measure of $529 million (at $4.46 CIGRM and $61.06 WTI).

The average sales prices received for natural gas, before the effects of hedging contracts, for the years ended December 31, 2008, 2007 and 2006 were $7.05 per Mcf, $4.37 per Mcf and $5.94 per Mcf, respectively, and for oil $83.27 per Bbl, $61.18 per Bbl and $59.39 per Bbl, respectively. After the effects of all hedging contracts, the average sales prices received for natural gas for the years ended December 31, 2008, 2007 and 2006 were $7.61 per Mcf, $5.89 per Mcf and $6.40 per Mcf, respectively, and for oil $69.55 per Bbl, $59.87 per Bbl and $53.50 per Bbl, respectively.

Oil and natural gas prices, particularly in the Rockies, are inherently volatile and are influenced by many factors outside of our control. We plan our activities and capital budget using a conservative sales price assumption and our existing hedge position. It is our board-approved strategic objective to hedge at least 50%-70% of our anticipated production on a forward 12-month basis. We focus our efforts on increasing natural gas reserves and production while controlling costs at a level that is appropriate for long-term operations. Our future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production.

Like all oil and gas exploration and production companies, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and gas production from a given well naturally decreases. Thus, an oil and gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling to find additional reserves and acquiring more reserves than we produce. Our future growth will depend on our ability to continue to add reserves in excess of production. We will maintain our focus on costs to add reserves through drilling and acquisitions as well as the costs necessary to produce such reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to timely obtain drilling permits and regulatory approvals. See below, “ — Trends and Uncertainties — Regulatory Trends.” The permitting and approval process has been more difficult in recent years than in the past due to more stringent rules, such as those recently enacted by the Colorado Oil and Gas Conservation Commission, increased activism from environmental and other groups, which has extended the time it takes us to receive permits, and other necessary approvals. Because of our relatively small size and concentrated property base, we can be disproportionately disadvantaged by delays in obtaining or failing to obtain drilling approvals compared to companies with larger or more dispersed property bases. As a result, we are less able to shift drilling activities to areas where permitting may be easier and we have fewer properties over which to spread the costs related to complying with these regulations and the costs or foregone opportunities resulting from delays.

Results of Operations

The following table sets forth selected operating data for the periods indicated:

	Year Ended	2007 to 2008		Year Ended	2006 to 2007		Year Ended
	December 31,	Increase (Decrease)		December 31,	Increase (Decrease)		December 31,
	2008	Amount	Percent	2007	Amount	Percent	2006
	(in thousands, except per unit data)
Operating Results:
Operating Revenues
Oil and gas production	$605,881	$230,925	62%	$374,956	$30,829	9%	$344,127
Commodity derivative gain	7,920	7,920	100%	—	—	0%	—
Other	4,110	(11,204)	(73)%	15,314	(15,888)	(51)%	31,202
Total operating and other revenues	$617,911	$227,641	58%	$390,270	$14,941	4%	$375,329
Operating Expenses
Lease operating expense	44,318	2,675	6%	41,643	11,875	40%	29,768
Gathering and transportation expense	39,342	16,179	70%	23,163	7,442	47%	15,721
Production tax expense	44,410	21,666	95%	22,744	(3,142)	(12)%	25,886
Exploration expense	8,139	(616)	(7)%	8,755	(635)	(7)%	9,390
Impairment, dry hole costs and abandonment expense	32,065	6,743	27%	25,322	12,498	97%	12,824
Depreciation, depletion and amortization	206,316	34,262	20%	172,054	33,505	24%	138,549
General and administrative expense	40,454	8,380	26%	32,074	4,322	16%	27,752
Non-cash stock-based compensation expense(1)	16,752	6,598	65%	10,154	3,663	56%	6,491
Total operating expenses	$431,796	$95,887	29%	$335,909	$69,528	26%	$266,381
Production Data:
Natural gas (MMcf)	73,623	15,945	28%	57,678	9,750	20%	47,928
Oil (MBbls)	661	75	13%	586	(110)	(16)%	696
Combined volumes (MMcfe)	77,589	16,395	27%	61,194	9,090	17%	52,104
Daily combined volumes (MMcfe/d)	212	44	26%	168	25	17%	143
Average Prices (2):
Natural gas (per Mcf)	$7.61	$1.72	29%	$5.89	$(0.51)	(8)%	$6.40
Oil (per Bbl)	69.55	9.68	16%	59.87	6.37	12%	53.50
Combined (per Mcfe)	7.81	1.68	27%	6.13	(0.47)	(7)%	6.60
Average Costs (per Mcfe):
Lease operating expense	$0.57	$(0.11)	(16)%	$0.68	$0.11	19%	$0.57
Gathering and transportation expense	0.51	0.13	34%	0.38	0.08	27%	0.30
Production tax expense	0.57	0.20	54%	0.37	(0.13)	(26)%	0.50
Depreciation, depletion and amortization (3)	2.66	(0.21)	(7)%	2.87	0.18	7%	2.69
General and administrative expense (4)	0.52	—	0%	0.52	(0.01)	(2)%	0.53

(1)

Non-cash stock-based compensation expense is presented herein as a separate line item but is combined with general and administrative expense in the Consolidated Statements of Operations for a total of $57.2 million, $42.2 million and $34.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, which may have higher or lower costs associated with stock-based grants.

(2)

Average prices shown in the table are net of the effects of all of our realized commodity hedging transactions. Our average realized price calculation includes all cash settlements for commodity derivatives, whether or not they qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As a result of our realized hedging transactions, natural gas production revenues increased by $41.0 million, $87.7 million and $22.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Oil production revenues were reduced by $9.1 million, $0.8 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. The average price we received for natural gas in 2008 was $7.05 per Mcf compared with $4.37 per Mcf in 2007 and $5.94 per Mcf in 2006 before the effects of hedging contracts. The average price we received for oil in 2008 was $83.27 per Bbl compared to $61.18 per Bbl in 2007 and $59.39 per Bbl in 2006 before the effects of hedging contracts.

(3)

The DD&A per Mcfe as calculated is based on the DD&A expense and MMcfe production data presented in the table for the year ended December 31, 2007 and 2006 is $2.81 and 2.66, respectively. The DD&A rates per Mcfe for the year ended December 31, 2007 and 2006 of $2.87 and $2.69, as presented in the table above, exclude production of 1,198 MMcfe and 473 MMcfe, respectively, associated with our properties that were classified as held for sale in the Williston and DJ Basins, as these were not depleted throughout 2007 and during portions of 2006.

(4)

Excludes non-cash stock-based compensation expense as described in footnote (1) above. Average costs per Mcfe for general and administrative expense, including non-cash stock-based compensation expense, as presented in the Consolidated Statements of Operations, were $0.74, $0.69 and $0.66 for the years ended December 31, 2008, 2007 and 2006, respectively.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Production Revenues.  Production revenues increased to $605.9 million for the year ended December 31, 2008 from $375.0 million for the year ended December 31, 2007 due to a 27% increase in production and a 27% increase in natural gas and oil prices after the effects of realized hedges on a per Mcfe basis. The net increase in production added approximately $128.0 million of production revenues, and the increase in prices on a per Mcfe basis increased production revenues by approximately $102.9 million.

Total production volumes for the 2008 calendar year of 77.6 Bcfe increased from 61.2 Bcfe for the 2007 calendar year due to increased production in the Piceance, Uinta, Wind River and Powder River Basins. The increased production was partially offset by the sale of the Williston Basin properties in June 2007. Additional information concerning production is in the following table.

	Year Ended December 31, 2008			Year Ended December 31, 2007			% Increase (Decrease)
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)
Piceance Basin	402	29,075	31,487	292	19,031	20,783	38%	53%	52%
Uinta Basin	201	26,999	28,205	49	25,536	25,830	310%	6%	9%
Wind River Basin	28	9,395	9,563	36	7,156	7,372	(22)%	31%	30%
Powder River Basin	—	8,111	8,111	—	5,828	5,828	—	39%	39%
Williston Basin (1)	—	—	—	184	74	1,178	(100)%	(100)%	(100)%
Other	30	43	223	25	53	203	20%	(19)%	10%
Total	661	73,623	77,589	586	57,678	61,194	13%	28%	27%

(1)          The sale of the Williston Basin properties was completed on June 22, 2007.

The production increase in the Piceance Basin was the result of our continued development activities, with initial sales on 108 new gross wells throughout 2008. The production increase in the Uinta Basin reflects our continued exploration and development activities in the West Tavaputs, Blacktail Ridge and Lake Canyon fields. During the year ended December 31, 2008, we had initial sales on 57 new gross wells in the Uinta Basin. The production increase in the Wind River Basin was due to the highly successful recompletion of an existing well in Cave Gulch to a third zone in the Frontier formation in May 2008 that had peak production rates in excess of 29.0 MMcfe/d.  This production was partially offset by natural production declines in our Cave Gulch, Cooper Reservoir and Wallace Creek fields that occurred throughout 2008. The production increase in the Powder River Basin was the result of our continued development activities with initial sales on 90 new gross wells for the year ended December 31, 2008. As of December 31, 2008, we had 177 net operated coalbed methane wells in the dewatering stage. Also of note and included in “Other” is production from our first two gross wells related to our Paradox Basin shale gas discovery at our Yellow Jacket prospect, which had first sales in late December 2008.

Hedging Activities.  In 2008, approximately 73% of our natural gas volumes and 64% of our oil volumes were hedged, which resulted in an increase in gas revenues of $41.0 million, offset by a reduction in oil revenues of $9.1 million after cash settlements for all commodity derivatives. In 2007, we hedged approximately 63% of our natural gas volumes and 53% of our oil volumes, which resulted in an increase in gas revenues of $87.7 million, offset by a reduction in oil revenues of $0.8 million after cash settlements for all commodity derivatives.

Commodity Derivative Gain. During the year ended December 31, 2008, we determined that the forecasted transactions to which certain Mid-continent natural gas hedges had been designated were no longer probable of occurring within the specified time periods. We therefore discontinued hedge accounting for these hedges in accordance with SFAS No. 133. In addition, we entered into basis only swaps for natural gas production in the Rocky Mountain region, which do not qualify for cash flow hedge accounting during the period. The change in the fair value of the derivative instruments that do not qualify for cash flow hedge accounting is recognized in the line item titled “commodity derivative gain” in the Condensed Consolidated Statements of Operations.

The table below summarizes the realized and unrealized gains and losses we recognized in commodity derivative gain for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Realized gains on derivatives not designated as cash flow hedges	$62	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges	6,803	—
Unrealized gains on derivatives not designated as cash flow hedges	1,055	—
Total commodity derivative gain	$7,920	$—

Other Operating Revenues.  Other operating revenues decreased to $4.1 million for the year ended December 31, 2008 from $15.3 million for the year ended December 31, 2007. Other operating revenues for 2008 primarily consisted of gains realized from the sale of properties, gathering and rental fees and the sale of seismic data. Other operating revenues for 2007 primarily consisted of a gain realized on the sale of the Williston Basin properties, along with gains realized from joint exploration agreements entered into in the Paradox and Uinta Basins.

Lease Operating Expense.  The decrease in lease operating expense to $0.57 per Mcfe in 2008 from $0.68 per Mcfe in 2007 was primarily the result of decreased expenses on a Mcfe basis in the Piceance, Powder River and Wind River Basins offset by an increase in the Uinta Basin. The following table displays the lease operating expense per Mcfe by basin:

	Year Ended December 31, 2008		Year Ended December 31, 2007		%Increase/(Decrease)
	($ in thousands)	($ per Mcfe)	($ in thousands)	($ per Mcfe)	($ per Mcfe)
Piceance Basin	$10,525	$0.33	$10,680	$0.51	(35)%
Uinta Basin	15,762	0.56	10,715	0.41	37%
Wind River Basin	6,831	0.71	7,131	0.97	(27)%
Powder River Basin	10,554	1.30	9,614	1.65	(21)%
Williston Basin	—	—	2,732	2.32	(100)%
Other	646	2.90	771	3.80	(24)%
Total	$44,318	0.57	$41,643	0.68	(16)%

Lease operating expenses in the Piceance Basin decreased to $0.33 per Mcfe for the year ended December 31, 2008 from $0.51 per Mcfe for the year ended December 31, 2007 primarily due to the implementation of a new water disposal pipeline system, which substantially reduced water hauling expenses.  The increase in the Uinta Basin to $0.56 per Mcfe for the year ended December 31, 2008 from $0.41 per Mcfe for the year ended December 31, 2007 was the result of three scheduled compressor overhauls that took place in 2008, along with increased workover and lease maintenance costs in the West Tavaputs field.  Higher costs related to high pour point oil production in our early development program in the Lake Canyon and Blacktail Ridge fields also contributed to the higher lease operating expense in the Uinta Basin.  Lease operating expense decreased in the Powder River Basin to $1.30 per Mcfe for the year ended December 31, 2008 from $1.65 per Mcfe for the year ended December 31, 2007 primarily as a result of lower well service, lease maintenance, fuel, and labor costs as well as initial production on wells that were previously in the dewatering stage, which provided increased production without increasing costs thereby causing the cost per Mcfe to decline.  Lease operating expense decreased in the Wind River Basin to $0.71 per Mcfe for the year ended December 31, 2008 from $0.97 per Mcfe for the year ended December 31, 2007 as a result of lower well servicing and workover costs, along with an increase in production from the recompletion of the Bullfrog 14-18 well, which had peak production rates in excess of  29.0 MMcfe/d.

Gathering and Transportation Expense.   Gathering and transportation expense increased to $0.51 per Mcfe in 2008 from $0.38 per Mcfe in 2007 primarily due to additional transportation and processing contracts that went into effect throughout 2008 and 2007 along with increased fuel costs. The following table displays the gathering and transportation expense by basin:

	Year Ended December 31, 2008		Year Ended December 31, 2007		%Increase/(Decrease)
	($ in thousands)	($ per Mcfe)	($ in thousands)	($ per Mcfe)	($ per Mcfe)
Piceance Basin	$15,034	$0.48	$8,012	$0.39	23%
Uinta Basin	14,497	0.51	7,413	0.29	76%
Wind River Basin	268	0.03	155	0.02	50%
Powder River Basin	9,556	1.18	7,542	1.29	(9)%
Other	(13)	(0.06)	41	0.03	(300)%
Total	$39,342	$0.51	$23,163	$0.38	34%

We have entered into long-term firm transportation contracts for a portion of our production to guarantee capacity on major pipelines and reduce the risk and impact related to possible production curtailments that may arise due to limited pipeline capacity. The majority of our long-term firm transportation agreements are for gas production in the Piceance, Uinta and Powder River Basins where we expect to allocate a significant portion of our capital expenditure program in future years. In addition, we have entered into long-term firm processing contracts on a portion of our production in the Piceance and Uinta Basins. Included in the above gathering and transportation expense are $0.12 and $0.09 per Mcfe of firm transportation expense and $0.04 and $0.06 per Mcfe of firm processing expense from long-term contracts for the years ended December 31, 2008 and 2007, respectively.

The increase in firm transportation expense to $0.12 per Mcfe for the year ended December 31, 2008 from $0.09 per Mcfe for the year ended December 31, 2007 was the result of additional long-term contracts with Rockies Express Pipeline and Questar Pipeline to deliver 25,000 gross MMBtu per day to each pipeline.  Our transportation commitment with Rockies Express Pipeline, which was effective January 2008, provides us access to sell natural gas to Mid-continent markets. Our commitment with Questar Pipeline, which was effective November 2007, provides us the flexibility to access and sell natural gas to various Rocky Mountain markets.

Production Tax Expense.  Total production taxes increased to $44.4 million in 2008 from $22.7 million in 2007. The increase in production tax expense was primarily related to the increase in natural gas and oil revenues before the effects of hedging.  Production taxes as a percentage of natural gas and oil revenues before the effects of hedging were 7.7% for 2008 and 7.9% for 2007. Production taxes are primarily based on the wellhead values of production and the tax rates that vary across the different areas in which we operate. As the proportion of our production changes from area to area, our production tax rate will vary depending on the quantities produced from each area and the production tax rates in effect.

Exploration Expense.   Exploration expense decreased to $8.1 million in 2008 from $8.8 million in 2007. Exploration expense for 2008 consisted of $3.9 million for seismic programs, principally in the Big Horn, Uinta and Paradox Basins, $1.0 million for delay rentals and $3.2 million for two scientific wells drilled for data gathering purposes. The expense for 2007 consisted of $7.3 million for seismic programs, principally in the Montana Overthrust, Paradox and Big Horn Basins, along with $1.5 million for delay rentals and other exploration costs.

Impairment, Dry Hole Costs and Abandonment Expense.  Our impairment, dry hole costs and abandonment expense increased to $32.1 million in 2008 from $25.3 million in 2007. During 2008, impairment expense was $25.3 million, abandonment expense was $2.0 million, dry hole costs included $3.4 million for a well drilled in the Uinta Basin and $1.4 million for additional costs on wells that were deemed to be uneconomic in prior years. The $3.4 million for dry hole costs were associated with the Peters Point 7-1-13-16 Ultra Deep well, which was completed in June 2008 and was tested and determined to be non-commercial in the Pennsylvanian Weber sandstone and Mississippi Leadville zones. Therefore, a proportionate share of the well cost was expensed.  During 2007, impairment expense was $2.3 million, abandonment expenses were $2.7 million and dry holes and partial dry holes in the Wind River (non-operated), Paradox and Uinta Basins were $12.6 million. In 2007, we also expensed $7.7 million related to two wells in the Montana Overthrust area that were tested and determined to be non-commercial in the zones below the Cody Shale; thus, a proportionate share of the well costs were expensed.

We evaluate the impairment of our proved oil and gas properties on a field-by-field basis whenever events or changes in circumstances indicate a property’s carrying amount may not be recoverable. If the carrying amount exceeds the property’s estimated fair value, we will adjust the carrying amount of the property to fair value through a charge to impairment expense. For 2008, our impairment testing required us to take a non-cash impairment charge to our proved oil and gas properties in the Cooper Reservoir field, located in the Wind River Basin, of $21.0 million primarily as the result of geologic and engineering reevaluations, as well as lower oil and gas prices at December 31, 2008.

Unevaluated oil and gas properties are also assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop existing acreage. During the year ended December 31, 2008, we recognized a non-cash impairment charge of $4.3 million primarily on the carrying value of unevaluated oil and gas properties in the Talon field, which is also located in the Wind River Basin. Both the Cooper Reservoir and Talon fields are not considered strategic areas for future operations.

In 2007, based upon our fair value analysis, we recognized a $2.3 million non-cash impairment charge associated with our Tri-State properties within the DJ Basin.  We subsequently sold these properties in 2008 for an immaterial gain.

We account for oil and gas exploration and production activities using the successful efforts method of accounting under which we capitalize exploratory well costs until a determination is made as to whether or not the wells have found proved reserves. If proved reserves are not assigned to an exploratory well, the costs of drilling the well are charged to expense. Otherwise, the costs remain capitalized and are depleted as production occurs. The following table shows the costs of exploratory wells for which drilling was completed and which are included in unevaluated oil and gas properties as of December 31, 2008 pending determination of whether the wells will be assigned proved reserves. The following table does not include $4.7 million related to exploratory wells in progress for which drilling had not been completed at December 31, 2008:

	Time Elapsed Since Drilling Completed
	0-3 Months	4-6 Months	7-12 Months	> 12 Months	Total
			(in thousands)
Wells for which drilling has been completed	$31,407	$30,009	$14,881	$39,137	$115,434

The majority of the $39.1 million of exploratory well costs that have been capitalized for a period greater than one year are for wells located in the Powder River Basin. In this basin, we drill wells into various coal seams. In order to produce gas from the coal seams, a period of dewatering lasting from a few to 24 months, or in some cases longer, is required prior to obtaining sufficient gas production to justify capital expenditures for compression and gathering and to classify the reserves as proved.

In addition to our wells in the Powder River Basin, we have six wells that have been capitalized for greater than one year located in the Montana Overthrust area, and in the Paradox, Big Horn and Uinta Basins. The two wells located in the Montana Overthrust area are under economic evaluation for possible development, as we are assessing and conducting appraisal operations to determine whether economic reserves can be attributed to this area.  In the Paradox Basin, we have one well that will be re-entered and converted to a horizontal well, and completion work is planned for the second well during the second quarter of 2009. The well located in the Big Horn Basin is pending upgrades of production gathering and processing facilities.  The well located in the Uinta Basin is pending the development of a  gas gathering infrastructure.

Depreciation, Depletion and Amortization.  DD&A was $206.3 million in 2008 compared to $172.1 million in 2007. The increase of $34.3 million was a result of increased production for 2008 compared to 2007, partially offset by a decrease in the DD&A rate. The decrease in the DD&A rate is primarily attributable to additional reserves booked on our year-end reserve report as the result of our ongoing development programs. The increase in production accounted for $50.3 million of additional DD&A expense, offset by $16.0 million related to an overall decrease in the DD&A rate.

During 2008, the weighted average DD&A rate was $2.66 per Mcfe. During 2007, the weighted average DD&A rate was $2.87 per Mcfe. The DD&A rate for 2007 excluded production of 1,198 MMcfe associated with our properties held for sale in the Williston and DJ Basins. Under successful efforts accounting, DD&A expense is separately computed for each producing area based on geologic and reservoir delineation. The capital expenditures for proved properties for each area compared to the proved reserves corresponding to each producing area determine a weighted average DD&A rate for current production. Future DD&A rates will be adjusted to reflect future capital expenditures and proved reserve changes in specific areas.

General and Administrative Expense.  General and administrative expense, excluding non-cash stock-based compensation, increased to $40.5 million in 2008 from $32.1 million in 2007. This increase was primarily due to increased costs related to our employees’ compensation and benefit plans and additional personnel required for our capital program and production levels. As of December 31, 2008, we had 162 full-time employees in our corporate office compared to 155 as of December 31, 2007. In addition, we had increased costs in connection to the regulatory rule making process during 2008. On a per Mcfe basis, general and administrative expense, excluding non-cash stock based compensation, did not change and remained at $0.52 per Mcfe for the year ended December 31, 2008.

Non-cash charges for stock-based compensation were $16.8 million in 2008 compared to $10.2 million in 2007. Non-cash stock-based compensation expense for 2008 and 2007 was related to the vesting of our stock option awards and nonvested shares of common stock issued to employees. The increase in charges for non-cash stock-based compensation during 2008 was primarily due to additional equity awards, which were granted during the latter part of 2007 and in 2008.

The components of non-cash stock-based compensation for 2008 and 2007 are shown in the following table.

	Year Ended December 31,
	2008	2007
	(in thousands)
Stock options and nonvested equity shares of common stock	$15,789	$9,372
Shares issued for 401(k) plan	733	619
Shares issued for directors’ fees	230	163
Total	$16,752	$10,154

Interest Expense.  Interest expense increased to $19.7 million in 2008 from $12.8 million in 2007. Interest expense for the year ended December 31, 2008 includes $3.9 million of non-cash interest expense associated with the implementation of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement. The additional increase for the year 2008 was due to higher average outstanding debt balances in order to fund exploration and development activities. Our weighted average outstanding debt balance, including our Amended Credit Facility and 5% Convertible Senior Notes (“Convertible Notes”) issued in March 2008, was $308.7 million (net of the debt discount associated with the Convertible Notes) for the year ended December 31, 2008 compared to $196.0 million in 2007.

Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use. The weighted average interest rates used to capitalize interest for the years ended December 31, 2008 and 2007 were 5.9% and 7.1%, respectively, which included interest on both our Convertible Notes and Amended Credit Facility, commitment fees paid on the unused portion of our Amended Credit Facility, amortization of deferred financing and debt issuance costs and the effects of interest rate hedges. We capitalized interest costs of $2.0 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

Income Tax Expense.  Our effective tax rates were 37.5% and 39.2% in 2008 and 2007, respectively. Our effective tax rate differs from the statutory rates primarily because we recorded stock-based compensation expense under SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), and other operating expenses that are not deductible for income tax purposes. Due to the tax deductions created by our drilling activities, we expect that we will incur cash income tax liabilities relating only to the alternative minimum tax, or AMT, in the next year. At December 31, 2008, we had approximately $68.0 million of federal tax net operating loss carryforwards, or NOLs, which expire through 2027. We also have a federal AMT credit carryforward of $1.6 million, which has no expiration date. We believe it is more likely than not that we will use these NOLs to offset and reduce current tax liabilities in future years.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Production Revenues.  Production revenues increased to $375.0 million for the year ended December 31, 2007 from $344.1 million for the year ended December 31, 2006 due to a 17% increase in production, offset by a decrease in natural gas prices after the effect of realized hedges. The 2007 average CIGRM first-of-market price was 29% lower than in 2006. The net decrease in prices on a per Mcfe basis lowered production revenues by approximately $24.9 million, while production increases added approximately $55.8 million of production revenues, after natural production declines, so that new production from our drilling program more than offset natural production declines.  Significant decreases in product prices significantly reduced our revenues from existing properties. See “Item 7A. Quantitative and Qualitative Disclosure about Market Risk.”

Total production volumes in 2007 of 61.2 Bcfe increased 17% from 2006 with increases in production from the Uinta and Piceance Basins, which increased 57% and 43%, respectively. The increase in production was partially offset by decreases in the Williston Basin of 52% (which we sold on June 22, 2007), the Wind River Basin of 36% and the Powder River Basins of 17%. Unscheduled third party plant downtime, pipeline curtailments, compressor maintenance and intentional well shut-ins due to low gas daily prices in the Rocky Mountain region resulted in production volumes being approximately 3.0 Bcf lower than well capacity for the year ended December 31, 2007. Additional information concerning production is in the following table.

	Year Ended December 31, 2007			Year Ended December 31, 2006			% Increase (Decrease)
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)
Uinta Basin	49	25,536	25,830	43	16,195	16,453	14%	58%	57%
Piceance Basin	292	19,031	20,783	193	13,377	14,535	51%	42%	43%
Wind River Basin	36	7,156	7,372	46	11,156	11,432	(22)%	(36)%	(36)%
Powder River Basin	—	5,828	5,828	—	7,002	7,002	—	(17)%	(17)%
Williston Basin (1)	184	74	1,178	389	145	2,479	(53)%	(49)%	(52)%
Other	25	53	203	25	53	203	—	—	—
Total	586	57,678	61,194	696	47,928	52,104	(16)%	20%	17%

(1)          Includes production from Williston Basin properties through the closing date of the sale on June 22, 2007.

The production increase in the Uinta Basin reflects our continued exploration and development activities in the West Tavaputs and Blacktail Ridge fields. During the year ended December 31, 2007, we had initial sales on 36 new gross wells. The production increase in the Piceance Basin was the result of our continued development activities, with initial sales on 81 new gross wells. The production decrease in the Wind River Basin was due to natural production declines in our Cave Gulch, Cooper Reservoir and Wallace Creek fields that occurred throughout 2007, with no significant drilling or recompletion activities to offset these declines. The production decrease in the Powder River Basin was due to natural production declines in our existing mature fields and the lag time between drilling of coalbed methane well and production of natural gas while dewatering occurs. This was partially offset by initial sales on 123 new gross wells for the year ended December 31, 2007. As of December 31, 2007, we had 121 net operated coalbed methane wells in the dewatering stage.

Hedging Activities.  In 2007, we hedged approximately 63% of our natural gas volumes and 53% of our oil volumes, which resulted in an increase in gas revenues of $87.7 million, offset by a reduction in oil revenues of $0.8 million. In 2006, approximately 43% of our natural gas volumes and 39% of our oil volumes were hedged, which resulted in an increase in gas revenues of $22.2 million, offset by a reduction in oil revenues of $4.1 million.

Other Operating Revenues.  Other operating revenues decreased to $15.3 million for the year ended December 31, 2007 from $31.2 million for the year ended December 31, 2006. Other operating revenues for 2007 primarily consisted of a gain realized on the sale of the Williston Basin properties, along with gains realized from joint exploration agreements entered into in the Paradox and Uinta Basins. Other operating revenues for 2006 consisted of gains realized from joint exploration agreements entered into and other property sales in the Powder River, Wind River and DJ Basins.

Lease Operating Expense.  The increase in lease operating expense to $0.68 per Mcfe in 2007 compared to $0.57 in 2006 is primarily the result of increased expenses in the Powder River, Wind River and Piceance Basins. Lease operating expense increased in the Powder River Basin to $1.65 per Mcfe in 2007 from $1.05 per Mcfe in 2006 due to substantially higher water handling charges on dewatering wells in new pilot areas that had no offsetting gas production as yet.  Lease operating expenses, on a per-unit basis, in the Powder River Basin were also adversely affected by the basin-wide pipeline curtailments. As of December 31, 2007, we had 121 net operated coalbed methane wells in the dewatering stage. Lease operating expense increased in the Wind River Basin to $0.97 per Mcfe in 2007 from $0.60 per Mcfe in 2006 due to natural production declines in our Cave Gulch, Cooper Reservoir and Wallace Creek fields, while actual lease operating expenses have remained relatively stable. Lease operating expense increased in the Piceance Basin to $0.51 per Mcfe in 2007 from $0.36 per Mcfe in 2006 as a result of higher than expected water transportation and disposal costs. The following table displays the lease operating expense per Mcfe by basin:

	Year Ended December 31, 2006		Year Ended December 31, 2007		%Increase/(Decrease)
	($ in thousands)	($ per Mcfe)	($ in thousands)	($ per Mcfe)	($ per Mcfe)
Uinta Basin	$10,715	$0.41	$5,805	$0.35	17%
Piceance Basin	10,680	0.51	5,172	0.36	42%
Powder River Basin	9,614	1.65	7,363	1.05	57%
Wind River Basin	7,131	0.97	6,861	0.60	62%
Williston Basin	2,732	2.32	3,730	1.50	55%
Other	771	3.80	837	4.12	(8)%
Total	$41,643	0.68	$29,768	0.57	19%

Lease operating expense declined from $0.79 per Mcfe in the first half of 2007 to $0.58 per Mcfe in the second half of 2007 as a result of efficiencies gained after the installation of a water management system in the Piceance Basin, an overall reduction in field overtime, fewer workovers in all fields, as well as increased production.

Gathering and Transportation Expense.   Gathering and transportation expense increased to $0.38 per Mcfe in 2007 from $0.30 per Mcfe in 2006 due to additional long-term firm transportation and firm processing contracts entered into throughout 2007. We have entered into long-term firm transportation contracts on a portion of our production to guarantee capacity on major pipelines to avoid possible production curtailments that may arise due to limited pipeline capacity. The majority of our long-term firm transportation agreements are for gas production from the Piceance and Uinta Basins where we expect to spend a significant portion of our capital expenditure program in future years. In addition, we have entered into long-term firm processing contracts on a portion of our production in the Uinta and Piceance Basins to avoid possible production curtailments that may arise due to limited processing capacity. Included in the above gathering and transportation expense is $0.09 and $0.07 per Mcfe of transportation expense along with $0.06 and $0.01 per Mcfe of processing expense from long-term contracts for the years ended December 31, 2007 and 2006, respectively.

Production Tax Expense.  Total production taxes decreased to $22.7 million in 2007 from $25.9 million in 2006. Although our production volumes and production revenues increased, our overall production taxes decreased, because a larger portion of our revenues came from areas with lower tax rates, such as the Piceance and Uinta Basins as compared to the Wind River and Powder River Basins. Production taxes as a percentage of natural gas and oil sales before hedging adjustments were 7.9% for 2007 and for 2006. Production taxes are primarily based on the wellhead values of production and the tax rates that vary across the different areas in which we operate. As the proportion of our production changes from area to area, our production tax rate will vary depending on the quantities produced from each area and the production tax rates in effect.

Exploration Expense.   Exploration costs decreased to $8.8 million in 2007 from $9.4 million in 2006. Exploration costs for 2007 consisted of $7.3 million for seismic programs, principally in the Montana Overthrust, Paradox and Big Horn Basins, along with $1.5 million for delay rentals and other exploration costs. Exploration costs for 2006 consisted of $8.1 million for seismic programs, principally in the Montana Overthrust, Wind River, Paradox and DJ Basins, and $1.3 million for delay rentals and other costs.

Impairment, Dry Hole Costs and Abandonment Expense.  Our impairment, dry hole costs and abandonment expense increased to $25.3 million in 2007 from $12.8 million in 2006. During 2007, impairment expense was $2.3 million, abandonment expenses were $2.7 million and dry holes and partial dry holes in the Wind River (non-operated), Paradox and Uinta Basins were $12.6 million. In addition, we also expensed $7.7 million related to two wells in the Montana Overthrust area that were tested and determined to be non-commercial in the zones below the Cody Shale; thus, a proportionate share of the well costs were expensed. During 2006, impairment expense was $1.2 million, abandonment expenses were $1.6 million and dry hole costs were $10.0 million for wells drilled primarily in the Uinta and Williston Basins. For our Tri-State properties within the DJ Basin, based upon our fair value analysis, we recognized a $2.3 million non-cash impairment charge in 2007. We sold these properties in early 2008.

The following table shows the costs of exploratory wells for which drilling was completed and which are included in unevaluated oil and gas properties as of December 31, 2007 pending determination of whether the wells will be assigned proved reserves. The following table does not include $8.6 million related to exploratory wells in progress for which drilling had not been completed at December 31, 2007:

	Time Elapsed Since Drilling Completed
	0-3 Months	4-6 Months	7-12 Months	> 12 Months	Total
	(in thousands)
Wells for which drilling has been completed	$29,315	$19,317	$12,523	$12,421	$73,576

The majority of the $12.4 million of exploratory well costs that have been capitalized for a period greater than one year are located in the Powder River Basin.

Depreciation, Depletion and Amortization.  DD&A was $172.1 million in 2007 compared to $138.5 million in 2006. Of the increase, $22.6 million is due to an increase in production, excluding the properties held for sale in the Williston and DJ Basins, and $11.0 million is due to an increased DD&A rate for 2007. During 2007, the weighted average DD&A rate was $2.87 per Mcfe. During 2006, the weighted average DD&A rate was $2.69 per Mcfe. The DD&A rates for 2007 and 2006 exclude production of 1,198 MMcfe and 473 MMcfe, respectively, associated with our properties held for sale in the Powder River and Williston Basins and the properties that remain held for sale in the DJ Basin, as these were not depleted during 2007 and portions of 2006. Under successful efforts accounting, DD&A expense is separately computed for each producing area based on geologic and reservoir delineation. The capital expenditures for proved properties for each area compared to the proved reserves corresponding to each producing area determine a weighted average DD&A rate for current production. Future DD&A rates will be adjusted to reflect future capital expenditures and proved reserve changes in specific areas.

General and Administrative Expense.  General and administrative expense, excluding non-cash stock-based compensation, increased to $32.1 million in 2007 from $27.8 million in 2006. This increase was primarily due to increased personnel required for our capital program and production levels. As of December 31, 2007, we had 155 full-time employees in our corporate office compared to 138 as of December 31, 2006. However, on a per Mcfe basis, general and administrative expense, excluding non-cash stock based compensation, decreased to $0.52 per Mcfe in 2007 from $0.53 per Mcfe in 2006 due to increased production.

Non-cash charges for stock-based compensation were $10.2 million in 2007 compared to $6.5 million in 2006. Non-cash stock-based compensation for 2007 and 2006 is related to vesting of our stock option plans and nonvested equity shares of common stock issued to employees. The increase in charges for non-cash stock-based compensation was primarily due to the additional equity awards that were granted in 2007 and during the later part of 2006, including a performance-based share program that was approved on May 9, 2007.

The components of non-cash stock-based compensation for 2007 and 2006 are shown in the following table.

	Year Ended December 31,
	2007	2006
	(in thousands)
Restricted common stock	$—	$38
Stock options and nonvested equity shares of common stock	9,372	5,938
Shares issued for 401(k) plan	619	515
Shares issued for directors’ fees	163	—
Total	$10,154	$6,491

Interest Expense.  Interest expense increased to $12.8 million in 2007 from $10.3 million in 2006. The increase was due to higher average outstanding balances under our credit facility during 2007 to fund exploration and development activities. The weighted average outstanding balance under our credit facility for the year ended December 31, 2007 was $196.0 million compared to $158.9 million in 2006.

Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use and, as a result, we had not capitalized any interest expense until the third quarter of 2006. The weighted average interest rates, including interest and commitment fees paid on the unused portion of our credit facility, amortization of deferred financing costs and the effects of interest rate hedges, used to capitalize interest for the years ended December 31, 2007 and 2006 was 7.1%. We capitalized interest costs of $1.6 million and $1.0 million for the years ended December 31, 2007 and 2006, respectively.

Income Tax Expense.  Our effective tax rates were 39.2% and 38.7% in 2007 and 2006, respectively. For both the 2007 and 2006 periods, our effective tax rate differs from the statutory rates primarily because we recorded stock-based compensation expense under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and SFAS No. 123R, that is not deductible for income tax purposes. We have a significant deferred tax asset associated with NOLs. It is more likely than not that we will use these NOLs to offset and minimize current tax liabilities, including AMT, in future years.

Capital Resources and Liquidity

Our primary sources of liquidity since our formation in January 2002 have been sales and other issuances of equity securities, net cash provided by operating activities, bank credit facilities, convertible senior notes, proceeds from joint exploration agreements and sales of interests in properties. Our primary use of capital has been for the exploration, development and acquisition of natural gas and oil properties. As we pursue profitable reserve and production growth, we continually monitor the capital resources, including issuance of equity and debt securities, available to us to meet our future financial obligations, planned capital expenditure activities and liquidity. Our future success in growing proved reserves and production will be highly dependent on capital resources available to us and our success in finding or acquiring additional reserves. Currently, the debt and equity markets are under considerable stress and dislocation making financing transactions difficult and expensive to complete if they can be completed at all. However, we believe that we have significant liquidity available to us under our Amended Credit Facility for our planned uses of capital. In addition, our strong hedge position provides relative certainty on a significant portion of our cash flows from operations even upon a decline in the price of natural gas and oil resulting from decreased demand and the market crisis in general. See below, “ — Trends and Uncertainties — Declining Commodity Prices.” We actively review acquisition opportunities on an ongoing basis. If we were to make significant additional acquisitions for cash, we may need to obtain additional equity or debt financing, which under current market conditions we may not be able to obtain on terms acceptable to us or at all.

At December 31, 2008, our balance sheet reflected a cash and cash equivalents balance of $43.1 million with a balance of $254.0 million of borrowings outstanding under our Amended Credit Facility. At December 31, 2008, the borrowing base under our Amended Credit Facility (after a reduction for our Convertible Notes outstanding) was $600.0 million, with commitments from over seven banks totaling $592.8 million.

Cash Flow from Operating Activities

Net cash provided by operating activities was $402.9 million, $251.5 million and $236.9 million in 2008, 2007 and 2006, respectively. The increases in net cash provided by operating activities were primarily due to an increase in oil and gas revenues, along with the changes in current assets and liabilities, which were offset by increased expenses, as discussed above in “— Results of Operations.” Changes in current assets and liabilities increased cash flow from operations by $18.0 million and $11.7 million in 2008 and 2007, respectively, and reduced cash flow from operations by $1.4 million in 2006.

Our operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for natural gas and oil production. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors influence market conditions for these products. These factors are beyond our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see “Item 7A. Quantitative and Qualitative Disclosure about Market Risk” below.

To mitigate some of the potential negative impact on cash flow caused by changes in natural gas and oil prices, we have entered into financial commodity swap and collar contracts to receive fixed prices for a portion of our natural gas and oil production. We typically hedge a fixed price for natural gas at our sales points (New York Mercantile Exchange (“NYMEX”) less basis) to mitigate the risk of differentials to the NYMEX Henry Hub Index. At December 31, 2008, we had in place natural gas and crude oil financial collars and swaps covering portions of our 2009, 2010 and 2011 production.

In addition to financial transactions, we are a party to various physical commodity contracts for the sale of natural gas that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, these physical commodity contracts qualify for the normal purchase and normal sales exception and, therefore, are not subject to hedge or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil and gas production revenues at the time of settlement.

All derivative instruments, other than those that meet the normal purchase and normal sales exception as mentioned above, are recorded at fair market value in accordance with SFAS No. 157 and are included in the Consolidated Balance Sheets as assets or liabilities. As required under SFAS No. 157, all fair values are adjusted for non-performance risk. For derivative instruments that qualify and are designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. The ineffective portion of hedge derivatives is reported in commodity derivative gain or loss in the Consolidated Statements of Operations. Realized gains and losses on cash flow hedges are transferred from other comprehensive income and recognized in earnings and included within oil and gas production revenues in the Consolidated Statements of Operations as the associated production occurs.

If the forecasted transaction to which the hedging instrument had been designated is no longer probable of occurring within the specified time period, the hedging instrument loses cash flow hedge accounting treatment in accordance with SFAS No. 133. All current mark-to-market gains and losses are recorded in earnings and all accumulated gains or losses recorded in other comprehensive income related to the hedging instrument are also reclassified to earnings. Due to our limited ability to sell our natural gas out of the Rocky Mountain region to the Mid-continent region at index prices, and due to an unexpected pipeline curtailment on Rockies Express that restricted our ability to transport to the Mid-continent, a portion of our Mid-continent gas derivatives no longer qualified for hedge accounting during the year ended December 31, 2008. We therefore discontinued hedge accounting for certain hedges during 2008. We recognized $1.0 million in unrealized net gain within commodity derivative gain in the Consolidated Statements of Operations for the year ended December 31, 2008, attributable to hedges that no longer qualified for hedge accounting. While such derivative contracts no longer qualify for hedge accounting as of December 31, 2008, we believe that these contracts remain a valuable component of our commodity price risk management program.

Some of our derivatives do not qualify for hedge accounting under SFAS No. 133 but are, to a degree, an economic offset to our commodity price exposure. If a derivative instrument does not qualify as a cash flow hedge or is not designated as a cash flow hedge, the change in the fair value of the derivative is recognized in commodity derivative gain or loss in the Consolidated Statements of Operations. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. Our cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. Realized gains and losses of derivative instruments that do not qualify as cash flow hedges are recognized in commodity derivative gain or loss in the Consolidated Statements of Operations and are reflected in cash flows from operations on the Consolidated Statements of Cash Flows.

During the year ended December 31, 2008, in addition to the swaps and collars discussed above, we entered into basis only swaps. With a basis only swap, we have hedged the difference between the NYMEX price and the price received for our natural gas production at the specific delivery location. Although we believe this is a sound economic hedging strategy, the basis only swaps do not qualify for hedge accounting under SFAS No. 133 because the total future cash flow has not been fixed. As a result, the changes in fair value of these derivative instruments are recorded in earnings. As of December 31, 2008, we had basis only hedges in place for a portion of our anticipated natural gas production in 2009, 2010 and 2011 for a total of 23,600,000 MMBtu. We recognized $0.04 million in unrealized net gain within commodity derivative gain in the Consolidated Statements of Operations for the year ended December 31, 2008 attributable to these basis only swaps.

At December 31, 2008, the estimated fair value of all of our commodity derivative instruments was a net asset of $313.8 million comprised of current and noncurrent assets, including a fair value net asset of $0.04 million for basis only swaps. We will reclassify the appropriate cash flow hedge amounts to gains or losses included in natural gas and oil production operating revenues as the hedged production quantities are produced. Based on current projected market prices, the net amount of existing unrealized after-tax income as of December 31, 2008 to be reclassified from other comprehensive income to earnings in the next 12 months would be a gain of approximately $122.0 million. Any actual increase or decrease in revenues will depend upon market conditions over the period during which the forecasted transactions occur. We anticipate that all originally forecasted transactions related to our derivatives that continue to be accounted for as cash flow hedges will occur by the end of the originally specified time periods.

The hedge instruments designated as cash flow hedges are at highly liquid trading locations but may contain slight differences compared to the delivery location of the forecasted sale, which may result in ineffectiveness in accordance with SFAS No. 133. Ineffectiveness related to our cash flow derivative instruments for the year ended December 31, 2008 was $6.8 million, which was reported in commodity derivative gain the Consolidated Statements of Operations. Although those derivatives may not achieve 100% effectiveness for accounting purposes, we believe our derivative instruments continue to be highly effective in achieving our risk management objectives.  Ineffectiveness for the prior year periods was de minimis.

The table below summarizes the realized and unrealized gains and losses we incurred related to our oil and natural gas derivative instruments for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Realized gains on derivatives designated as cash flow hedges (1)	$31,900	$86,917

Realized gains on derivatives not designated as cash flow hedges	$62	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges	6,803	—
Unrealized gains on derivatives not designated as cash flow hedges	1,055	—
Total commodity derivative gain (2)	$7,920	$—

(1) Included in “Oil and gas production” revenues in the Condensed Consolidated Statements of Operations.

(2) Included in “Commodity derivative gain” in the Condensed Consolidated Statements of Operations.

We have in place the following swap contracts and cashless collars (purchased put options and written call options) as of December 31, 2008 in order to hedge a portion of our natural gas and oil production for 2009 and 2010 and a portion of our natural gas for 2011. The cashless collars are used to establish floor and ceiling prices on anticipated future natural gas and oil production.  During 2008, in addition to the swaps and collars, we also entered into basis only swaps.  With a basis only swap, we have hedged the difference between the NYMEX price and the price received for our natural gas production at the specific delivery location.

Contract	Total Hedged Volumes	Quantity Type	Weighted Average Floor Price	Weighted Average Ceiling Price	Weighted Average Fixed Price	Basis Differential	Index Price(1)	Fair Market Value (in thousands)
Cashless Collars:
2009
Natural gas	6,375,000	MMBtu	$7.00	$9.94	N/A	N/A	CIGRM	$17,506
Natural gas	5,160,000	MMBtu	$6.52	$11.29	N/A	N/A	NWPL	$12,965
Oil	200,750	Bbls	$86.82	$143.51	N/A	N/A	WTI	$6,821
2010
Natural gas	6,080,000	MMBtu	$6.00	$10.41	N/A	N/A	NWPL	$9,122
Natural gas	2,140,000	MMBtu	$7.00	$11.00	N/A	N/A	TCO	$1,737
Oil	109,500	Bbls	$90.00	$163.00	N/A	N/A	WTI	$3,327
Swap Contracts:
2009
Natural gas	47,120,000	MMBtu	N/A	N/A	$7.18	N/A	CIGRM	$141,145
Natural gas	5,425,000	MMBtu	N/A	N/A	$7.91	N/A	PEPL	$16,569
Natural gas	610,000	MMBtu	N/A	N/A	$6.56	N/A	NWPL	$1,299
Oil	136,875	Bbls	N/A	N/A	$74.41	N/A	WTI	$2,677
2010
Natural gas	32,495,000	MMBtu	N/A	N/A	$6.95	N/A	CIGRM	$67,952
Natural gas	3,040,000	MMBtu	N/A	N/A	$6.52	N/A	NWPL	$4,982
Natural gas	1,666,000	MMBtu	N/A	N/A	$7.74	N/A	PEPL	$2,681
Natural gas	2,140,000	MMBtu	N/A	N/A	$9.43	N/A	DA	$4,695
2011
Natural gas	7,300,000	MMBtu	N/A	N/A	$7.64	N/A	CIGRM	$14,650
Natural gas	2,140,000	MMBtu	N/A	N/A	$7.75	N/A	NWPL	$5,607
Basis Only Swap Contracts(2):
2009
Natural gas	2,750,000	MMBtu	N/A	N/A	N/A	$(2.14)	NWPL	$(182)
Natural gas	610,000	MMBtu	N/A	N/A	N/A	$(1.75)	CIGRM	$501
2010
Natural gas	6,690,000	MMBtu	N/A	N/A	N/A	$(2.49)	NWPL	$(1,927)
Natural gas	6,250,000	MMBtu	N/A	N/A	N/A	$(2.34)	CIGRM	$(108)
2011
Natural gas	7,300,000	MMBtu	N/A	N/A	N/A	$(1.72)	NWPL	$1,756

The following table includes all hedges entered into subsequent to December 31, 2008 through January 30, 2009.

Contract	Total Hedged Volumes	Quantity Type	Weighted Average Floor Price	Weighted Average Ceiling Price	Weighted Average Fixed Price	Basis Differential	Index Price
Swap Contracts:
2011
Natural gas	2,140,000	MMBtu	N/A	N/A	$4.92	N/A	CIGRM
Basis Only Swap Contracts(2):
2012
Natural gas	7,320,000	MMBtu	N/A	N/A	N/A	$(1.22)	NWPL

(1)         CIGRM refers to Colorado Interstate Gas Rocky Mountains, TCO refers to Columbia Gas Transmission Corporation for Appalachia, NWPL refers to Northwest Pipeline Corporation, DA refers to Dominion Transmission Inc. for Appalachia and PEPL refers to Panhandle Eastern Pipe Line Company price as quoted in Platt’s Inside FERC on the first business day of each month. WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange.

(2)         Represents a swap of the basis between the NYMEX price and the spot price of the index listed under Index Price above.

By removing the price volatility from a portion of our natural gas and oil production for 2009 and 2010 and a portion of our natural gas production for 2011 and 2012, we have mitigated, but not eliminated, the potential effects of changing prices on our operating cash flow for those periods. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits we would receive from increases in commodity prices.

By using derivative instruments that are not traded on an exchange to hedge exposures to changes in commodity prices, we expose ourselves to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe us, which creates credit risk. To minimize the credit risk in derivative instruments, it is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. The creditworthiness of our counterparties is subject to periodic review. We have hedges in place with eight different counterparties, of which all but one are lenders in our Amended Credit Facility. As of December 31, 2008, JP Morgan Chase & Company, J. Aron & Company and Bank of Montreal accounted for 43.6%, 22.8% and 15.1%, respectively, of the net fair market value of our derivative asset. We believe all of these institutions currently are acceptable credit risks. We are not required to provide credit support or collateral to any of our counterparties under current contracts, nor are they required to provide credit support to us. As of January 30, 2009, we have no past due receivables from any of our counterparties.

Capital Expenditures

Our capital expenditures are summarized in the following tables:

	Year Ended December 31,
	(in millions)
Basin/Area	2008	2007	2006
Uinta	$223.7	$166.4	$120.0
Piceance	249.8	180.3	138.2
Powder River	36.9	39.3	148.0
Wind River	33.0	10.5	35.3
Paradox	30.6	18.2	12.4
Other	27.1	29.0	47.3
Total	$601.1	$443.7	$501.2

	Year Ended December 31,
	(in millions)
	2008	2007	2006
Acquisitions of proved and unevaluated properties and other real estate	$38.5	$23.9	$159.3	(1)
Drilling, development, exploration and exploitation of natural gas and oil properties(2)	542.9	383.4	318.5
Geologic and geophysical costs and exploratory dry holes and abandonment costs	14.8	31.8	21.0
Furniture, fixtures and equipment	4.9	4.6	2.4
Total(3)	$601.1	$443.7	$501.2

(1)         Includes $36.8 million of non-cash deferred tax liability associated with the difference between the tax basis of the properties acquired in the CH4 acquisition and the book basis attributed to the properties under the purchase method of accounting.

(2)         Includes related gathering and facilities, but excludes exploratory dry holes, which are expensed under successful efforts accounting as exploration expense.

(3)         For the years ended December 31, 2008, 2007 and 2006, we received $2.4 million, $96.5 million and $87.6 million, respectively, of proceeds principally from the sale of interests in oil and gas properties, which are not deducted from the capital expenditures presented above.

Total unevaluated properties increased $78.9 million to $315.2 million at December 31, 2008, from $236.3 million at December 31, 2007. The increase was principally from an increase in wells in progress resulting from increased development and exploratory drilling activity during the year ended December 31, 2008.

Our Board of Directors has approved a capital budget of $500 million for 2009; however, due to current commodity price forecasts and capital markets constraints, we plan to align capital spending with cash flow from operations.  Our current estimate is for a capital budget of up to $350 million, which may be adjusted throughout the year as business conditions warrant. We expect that we have sufficient available liquidity through 2009 with the Amended Credit Facility, our hedge position and cash flow from operations.  Future cash flows are subject to a number of variables, including our level of natural gas and oil production, commodity prices and operating costs. There can be no assurance that operations and other capital resources will provide sufficient amounts of cash flow to maintain planned levels of capital expenditures.

The amount, timing and allocation of capital expenditures is generally discretionary and within our control. If natural gas and oil prices decline to levels below our acceptable levels or costs increase to levels above our acceptable levels, we could choose to defer a portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity by prioritizing capital projects to first focus on those that we believe will have the highest expected financial returns and ability to generate near-term cash flow. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Financing Activities

Credit Facility. Our Amended Credit Facility, which matures on March 17, 2011, has commitments of $592.8 million and, based on mid-year 2008 reserves and our hedge positions, a borrowing base of $600.0 million (after a reduction related to our Convertible Notes outstanding). Future borrowing bases will be computed based on proved natural gas and oil reserves, hedge positions and estimated future cash flows from those reserves, as well as any other outstanding debt. The borrowing base is required to be redetermined at least twice per year. The Amended Credit Facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”) plus applicable margins ranging from 1.25% to 2.00% or an alternate base rate, based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.00% plus applicable margins ranging from 0.25% to 1.00%. We pay commitment fees ranging from 0.35% to 0.50% of the unused borrowing base. The Amended Credit Facility is secured by natural gas and oil properties representing at least 80% of the value of our proved reserves and the pledge of all of the stock of our subsidiaries. For information concerning the effect of changes in interest rates on interest payments under this facility, see “Item 7A. Quantitative and Qualitative Disclosure about Market Risk — Interest Rate Risks” below.

As of December 31, 2008 and 2007, borrowings outstanding under the Amended Credit Facility totaled $254.0 and $274.0 million, respectively. The Amended Credit Facility also contains certain financial covenants. We are currently in compliance with all financial covenants and have complied with all financial covenants for all prior periods.

In December 2006, we entered into two interest rate derivative contracts to manage our exposure to changes in interest rates. The first contract was a floating-to-fixed interest rate swap for a notional amount of $10.0 million and the second was a floating-to-fixed interest rate collar for a notional amount of $10.0 million, both to terminate on December 12, 2009. Under the swap, we will make payments to (or receive payments from) the contract counterparty when the variable rate of one-month LIBOR falls below (or exceeds) the fixed rate of 4.70%. Under the collar, we will make payments to (or receive payments from) the contract counterparty when the variable rate falls below the floor rate of 4.50% or exceeds the ceiling rate of 4.95%. Our interest rate derivative instruments have been designated as cash flow hedges in accordance with SFAS No. 133. Changes in fair value of the interest rate swaps or collars are reported in other comprehensive income, to the extent the hedge is effective, until the forecasted transaction occurs, at which time they are recorded as adjustments to interest expense. Ineffectiveness related to such derivative instruments was de minimis for both the years ended December 31, 2008 and 2007.

During the year ended December 31, 2008, net settlement payments on the interest rate derivative contracts, which were included in interest expense, were $0.3 million. We anticipate that all originally forecasted transactions will occur by the end of the originally specified time periods. As of December 31, 2008, based on current projected interest rates, the amount to be reclassified from accumulated other comprehensive income to net income in the next 12 months would be a reduction of approximately $0.3 million. At December 31, 2008, the estimated fair value of the interest rate derivatives was a liability of $0.5 million.

Convertible Notes. On March 12, 2008, we issued $172.5 million aggregate principal amount of Convertible Notes. The full $172.5 million principal amount of the Convertible Notes is currently outstanding. The Convertible Notes mature on March 15, 2028, unless earlier converted, redeemed, or purchased by us. The conversion price is approximately $66.33 per share of our common stock, equal to the applicable conversion rate of 15.0761 shares of our common stock, subject to adjustment upon certain events. Upon conversion of the Convertible Notes, holders will receive, at our election, cash, shares of common stock, or a combination of cash and shares of common stock. The Convertible Notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

The Convertible Notes are not traded on a public exchange. Therefore, based on market-based parameters of the various components of the Convertible Note, the estimated fair value was approximately $120.4 million as of December 31, 2008.

On or after March 26, 2012, we may redeem for cash all or a portion of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date. In satisfaction of our obligation upon conversion of the Convertible Notes, we may elect to deliver, at our option, cash, shares of our common stock or a combination of cash and shares of our common stock. We currently intend to net cash settle the Convertible Notes. However, we have not made a formal legal irrevocable election to net cash settle and reserve the right to settle the Convertible Notes in any manner allowed under the indenture for the Convertible Notes as business conditions warrant.

Holders of the Convertible Notes may require us to purchase all or a portion of their Convertible Notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

Holders may convert their Convertible Notes into cash, shares of our common stock, or a combination of cash and shares of our common stock, as elected by us, at any time prior to the close of business on September 20, 2027, if any of the following conditions are satisfied: (1) if the closing price of our common stock reaches specified thresholds or the trading price of the Convertible Notes falls below specified thresholds; (2) if the Convertible Notes have been called for redemption; (3) if we make certain significant distributions to holders of our common stock, or (4) we enter into specified corporate transactions, none of which occurred during 2008 or through the date of the filing of this Form 10-K. After September 20, 2027, holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

In addition, following certain corporate transactions that constitute a qualifying fundamental change, we are required to increase the applicable conversion rate for a holder who elects to convert its Convertible Notes in connection with such corporate transactions in certain circumstances.

As a result of the adoption of FSP APB 14-1 on January 1, 2009 and its retrospective application, we recorded a debt discount of $23.1 million as of the date of the issuance of the Convertible Notes, which represented the fair value of the equity conversion feature. The debt discount is amortized as additional non-cash interest expense over the expected term of the Convertible Notes through March 2012. As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on our Convertible Notes is 9.7%. The amount of the cash interest expense recognized for the year ended December 31, 2008 related to the 5% contractual interest coupon was $6.9 million. The amount of non-cash interest expense for the year ended December 31, 2008 related to the Convertible Notes was $4.9 million.

As of December 31, 2008, the net carrying amount of the Convertible Notes is as follows (amounts in thousands):

Principal amount of the Convertible Notes	$172,500
Unamortized debt discount	(19,089)
Carrying amount of the Convertible Notes	$153,411

Contractual Obligations.  A summary of our contractual obligations as of and subsequent to December 31, 2008 is provided in the following table.

	Payments Due By Year
	2009	2010	2011	2012	2013	After 2014	Total
	(in thousands)
Notes payable (1)	$—	$—	$254,000	$—	$—	$—	$254,000
Convertible Notes (2)	8,625	8,625	8,625	174,536	—	—	200,411
Purchase commitments (3)(7)	8,161	8,161	7,050	—	—	—	23,372
Drilling rig commitments (4) (7)	23,629	16,389	2,250	—	—	—	42,268
Office and office equipment leases and other	2,554	2,554	743	—	—	—	5,851
Firm transportation and processing agreements(7)	25,818	29,816	50,569	54,236	53,950	323,962	538,351
Asset retirement obligations (5)	506	9,037	2,462	1,640	939	32,609	47,193
Derivative liability (6)	509	—	—	—	—	—	509
Total	$69,802	$74,582	$325,699	$230,412	$54,889	$356,571	$1,111,955

(1)         Included in notes payable is the outstanding principal amount under our Amended Credit Facility. This table does not include future commitment fees, interest expense or other fees on our Amended Credit Facility because the Amended Credit Facility is a floating rate instrument, and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.

(2)         On March 12, 2008, we issued $172.5 million aggregate principal amount of Convertible Notes. For purposes of contractual obligations, we assume that the holders of our Convertible Notes will not exercise the conversion feature, and we will therefore repay the $172.5 million in cash. We currently expect to call the Convertible Notes for redemption in 2012. We are also obligated to make annual interest payments equal to $8.6 million.

(3)         We have two take-or-pay carbon dioxide (“CO2”) purchasing agreements that expire in October 2010 and December 2011, respectively, whereby we have a minimum volume commitment to purchase CO2 at a contracted price, subject to annual escalation.  The contracts are with two different suppliers and provide CO2 used in fracturing operations in our West Tavaputs field.  Should we not take delivery of the minimum volume required, we would be obligated to pay for the deficiency.  At this time our planned volumes needed exceed the minimum requirement and we do not anticipate any deficiency payments.

(4)         We currently have four drilling rigs under contract.  One contract expires in 2009, two contracts expire in 2010, and one contract expires in 2011.  Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well.  These types of drilling obligations have not been included in the table above.

(5)         Neither the ultimate settlement amounts nor the timing of our asset retirement obligations can be precisely determined in advance. See “—Critical Accounting Policies and Estimates” below for a more detailed discussion of the nature of the accounting estimates involved in estimating asset retirement obligations.

(6)         Derivative liabilities represent the fair value for interest rate derivatives presented as liabilities in our Condensed Consolidated Balance Sheets as of December 31, 2008. The ultimate settlement amounts of our derivative liabilities are unknown because they are subject to continuing market fluctuations. See “Critical Accounting Policies and Estimates” below for a more detailed discussion of the nature of the accounting estimates involved in valuing derivative instruments.

(7)         The values in the table represent the gross amounts that the Company is financially committed to pay.  However, the Company will record in its financials the Company’s proportionate share based on the Company’s working interest and net revenue interest, which will vary from basin to basin.

We have entered into contracts that provide firm processing rights and firm transportation capacity on pipeline systems. The remaining terms on these contracts range from one to 14 years and require us to pay transportation demand and processing charges regardless of the amount of pipeline capacity utilized by us.

Trends and Uncertainties

Regulatory Trends

Our future Rocky Mountain operations and cost of doing business may be affected by changes in regulations and the ability to obtain drilling permits. Our properties located in Colorado are subject to the authority of the COGCC. The COGCC has the authority to regulate oil and gas activities to protect public health, safety and welfare, including the environment and wildlife. In 2007, the Colorado legislature approved legislation changing the composition of the COGCC to reduce industry representation and to add the heads of the CDNR and the CDPHE plus other stakeholders. In addition, the legislation required the COGCC to promulgate rules (1) in consultation with CDPHE, to provide CDPHE an opportunity to provide comments on public health issues during the COGCC’s decision-making process and (2) in consultation with the CDOW, to establish standards for minimizing adverse impacts to wildlife resources affected by oil and gas operations and to ensure the proper reclamation of wildlife habitat during and following such operations. These rules become effective April 1, 2009 for the majority of our operations area.  We believe the revised rules will cause additional costs and may cause delay in our operations in Colorado. The rules require consultation with the CDOW and CDPHE prior to drilling and completion operations in our Piceance Basin and for the portion of the Paradox Basin located in Colorado. The requirements for this consultation are open-ended and resulting permit restrictions remain subject to appeal by the CDOW, CDPHE and the surface owner. The CDOW may attempt to prohibit drilling and completion operations for some period corresponding to wildlife’s use of the habitat.  CDPHE may choose to impose costly conditions of approval and limit the areas that can be developed. If we were not able to avoid adverse requirements, our Piceance Basin and, if our Paradox Basin exploratory activities are successful, the Colorado portion of our Paradox Basin production and production growth would be reduced. In addition, the costs of these and the other proposed rules could add substantial increases in incremental well costs in our Colorado operations. The rules also would impact the ability and extend the time necessary to obtain drilling permits, which creates substantial uncertainty about our ability to obtain sufficient permits in a timely fashion in order to meet future drilling plans and thus production and capital expenditure targets. It is also possible that similar rules will be proposed in the other states in which we operate, further impacting our operations.

The regulatory environment continues to become more restrictive, which limits our ability and increases the cost to conduct our operations.  Areas in which we operate are subject to federal, state, local and tribal regulations.  All these jurisdictions have imposed additional and more restrictive regulations recently and there are initiatives underway to implement additional regulations and prohibitions on oil and gas activities.

Federal.    At the federal level, the new presidential administration and its appointees to the Department of Interior and other posts have made public statements that indicate a more restrictive regulatory environment for oil and gas activities is in effect and that additional restrictions can be expected.  Secretary of the Interior Salazar ordered the review of many actions undertaken under the previous administration and directed the BLM not to issue oil and gas leases in Utah that were auctioned in December 2008 and to return the bid money paid for those leases.   As a result, we will not receive leases on prospective leases near our West Tavaputs project for which we were the high bidder.  The auction of these leases also was challenged by environmental groups in a court action filed in federal court in Washington, D.C. and a temporary injunction previously was issued barring the issuance of the leases.  This lawsuit also seeks review of federal resource management plans prepared by the BLM for areas of Utah, including areas in which we operate.  If this challenge is successful, it could impact our ability to operate and the issuance of the EIS for our West Tavaputs full field development.  Based on public statements by environmental groups and their fundraising efforts, we expect additional litigation seeking to halt our and other companies’ exploration and development activities in the West Tavaputs area and throughout the Rocky Mountain Region.  The BLM and the U.S. Forest Service also have withdrawn parcels from planned lease sales in other states near our areas of operations.  Legislative proposals of the previous congress to regulate hydraulic fracturing under the Clean Drinking Water Act, cause expiration of undeveloped leases, eliminate funding for processing of Federal drilling permits, and to eliminate categorical exclusions for oil and gas activities are likely to be reintroduced.  Based on the actions of the Secretary of Interior and other officials, we expect additional restrictions, delays or prohibitions to be implemented.  In addition, the issuance of the record of decision to approve the environmental impact study prepared over the past four years for our West Tavaputs full field development has been delayed pending the appointment of new management at the BLM and Department of Interior as part of the transition of the administration of President Obama.

State.    We also are experiencing increased attempts to more strictly regulate oil and gas activities at the state level.  Recent regulation includes changes in the makeup of the Colorado Oil and Gas Conservation Commission, or COGCC, and new rules imposed by the COGCC as described above under “—Regulatory”, and proposals in the Colorado, Wyoming and Utah legislatures affecting oil and gas activities.   Legislation has been introduced in other states that mimics that passed in Colorado and several states have proposed severance tax increases

Local.  Counties in Colorado and other states regulate oil and gas activities through local land use rules.  Garfield County, Colorado, where our Piceance Basin operations are located, has begun requiring special use permits for activities that previously were regulated by the COGCC, adding new requirements and delays over previous operations.  We expect additional attempts to regulate activities related to oil and gas operations by counties and local governments.

Tribal.  We have experienced delays in obtaining permits to drill wells on tribal property, including our Lake Canyon and Black Tail Ridge projects.  The failure to obtain permits has led us to declare a force majeure event in order to protect our rights under our Black Tail Ridge exploration and development agreement.  Because of the current staffing of the permitting authority, we believe that delays in obtaining permits will continue for the foreseeable future, which will delay our ability to drill wells in these areas.

Potential Impacts of Regulatory Trends.  The increase in regulatory burdens and potential for continued lawsuits seeking to block activities as described above is likely to cause delays to our planned activities and could prevent some of these activities.  This is expected to increase our costs and could result in lower production and reserves as our properties naturally decline without replacement production and reserves from new wells as well as a reduction in the value of our accumulated leases, especially federal leases which make up approximately 50% of our leasehold.  We currently are unable to estimate the magnitude of these potential losses.

Declining Commodity Prices

In the last several months, we have experienced steep declines in natural gas and oil prices. If this trend continues, or the current relatively low prices persist, it could increase the likelihood of impairments and write-downs of properties, reduce our reserves and thus the borrowing base of our Amended Credit Facility and have a significant negative impact on our cash flows used to fund operations and capital expenditures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. See Note 2 of the Notes to the Consolidated Financial Statements for a discussion of additional accounting policies and estimates made by management.

Oil and Gas Properties

Our natural gas and oil exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the property has proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows pursuant to SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized. If it is determined that these properties will not yield proved reserves, the related costs are expensed in the period in which that determination is made. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. In addition to development on exploratory wells, we may drill scientific wells that are only used for data gathering purposes. The costs associated with these scientific wells are expensed as incurred as geological and geographical expense. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience.

Other exploration costs, including certain geological and geophysical expenses and delay rentals for gas and oil leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage. During the year ended December 31, 2008, we recognized a non-cash impairment charge of $4.3 million primarily on the carrying value of unevaluated oil and gas properties in the Talon field located in the Wind River Basin.

We review our proved natural gas and oil properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. We estimate the expected future cash flows of our gas and oil properties and compare these future cash flows to the carrying amount of the gas and oil properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the natural gas and oil properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk associated with realizing the expected cash flows projected. For 2008, our impairment testing required us to take a non-cash impairment charge to our proved oil and gas properties in the Cooper Reservoir field, located in the Wind River Basin, of $21.0 million, which was primarily the result of geologic and engineering reevaluations, as well as lower oil and gas prices. Both the Talon and Cooper Reservoir fields are not considered strategic areas for future operations. In 2007, based upon our fair value analysis, we recognized a $2.3 million non-cash impairment charge associated with our Tri-State properties within the DJ Basin. We sold these properties in 2008.

The successful efforts method of accounting can have a significant impact on the operational results reported when we are entering a new exploratory area in anticipation of finding a gas and oil field that will be the focus of future development drilling activity. The initial exploratory wells may be unsuccessful and will be expensed.  Seismic costs can be substantial, which will result in additional exploration expenses when incurred.

Our investment in natural gas and oil properties includes an estimate of the future costs associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the estimated future costs to dismantle, abandon and restore a well location are added to the capitalized costs of our oil and gas properties and recorded as a long-term liability. The capitalized cost is included in the natural gas and oil property costs that are depleted over the life of the assets.

The recognition of an asset retirement obligation, or ARO, requires that management make numerous estimates, assumptions and judgments regarding such factors as amounts, future advances in technology, timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. In periods subsequent to initial measurement of the ARO, we must recognize period-to-period changes in the liability resulting from the passage of time, revisions to either the amount of the original estimate of undiscounted cash flows or changes in inflation factors and changes to our credit-adjusted risk-free rate as market conditions warrant. Any such changes that result in upward or downward revisions in the estimated obligation will result in an adjustment to the related capitalized asset and corresponding liability on a prospective basis and an adjustment in our DD&A expense in future periods.

The provision for depletion of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Oil is converted to natural gas equivalents, Mcfe, at the rate of one barrel to six Mcf. Our rate of recording DD&A is dependent upon our estimates of total proved and proved developed reserves, which incorporate assumptions regarding future development and abandonment costs as well as our level of capital spending. If the estimates of total proved or proved developed reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. We are unable to predict changes in reserve quantity estimates as such quantities are dependent on the success of our exploitation and development program, as well as future economic conditions.

Oil and Gas Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions. Our proved reserves are reviewed on a well-by-well basis by an independent engineering firm.

Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. We prepare our reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firms adhere to the same guidelines when reviewing our reserve reports. The accuracy of our reserve estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the estimates.

The process of estimating oil and natural gas reserves is very complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data.  The data for a given field may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continued reassessment of the viability of production under varying economic conditions.  As a result, material revisions to existing reserve estimates may occur from time to time.  Although every reasonable effort is made to ensure that the reported reserve estimates represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in our financial statements. As such, reserve estimates may materially vary from the ultimate quantities of oil, natural gas and natural gas liquids eventually recovered.

As of December 31, 2008, we revised our proved reserves upward by 146.4 Bcfe, excluding pricing revisions, primarily as a result of adding increased density in proved undeveloped locations in the Piceance and West Tavaputs fields and improved production performance by wells located in each of our major producing basins: Wind River, Uinta, Powder River and Piceance. The pricing revision at year-end 2008 at prices of $4.61 per MMBtu and $41.00 per barrel of oil, relative to the year-end 2007 prices of $6.04 per MMBtu and $92.50 per barrel of oil, was downward 7.3 Bcfe. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

As of December 31, 2007, we revised our proved reserves upward by 34.8 Bcfe, excluding pricing revisions, primarily as a result of adding increased density proved undeveloped locations in the West Tavaputs field and continued improved performance of wells drilled in the West Tavaputs and Piceance fields. We also revised our 2007 year-end proved reserves upward by 19.4 Bcfe, as year-end 2007 pricing was $6.04 per MMBtu and $92.50 per barrel of oil, relative to year-end 2006 at prices of $4.46 per MMBtu of gas and $61.06 per barrel of oil. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

As of December 31, 2006, we revised our proved reserves upward by 12.4 Bcfe, excluding pricing revisions. This revision was primarily the result of increased performance of wells drilled during the last half of 2005 and the first half of 2006. The pricing revision at year-end 2006 at prices of $4.46 per MMBtu of gas and $61.06 per barrel of oil, relative to year-end 2005 prices of $7.72 per MMBtu and $61.04 per barrel of oil, was downward 33.8 Bcfe.  Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

Revenue Recognition

We record revenues from the sales of natural gas and oil when in the month that delivery to the customer has occurred and title has transferred. This occurs when natural gas or oil has been delivered to a pipeline or a tank lifting has occurred. We receive payment from one to three months after delivery. At the end of each month, we estimate the amount of production delivered to purchasers and the price we will receive. Variances between our estimated revenue and actual payment are recorded in the month the payment is received. Historically, any differences have been insignificant.

We may have an interest with other producers in certain properties, in which case we use the sales method to account for natural gas imbalances. Under this method, revenue is recorded on the basis of natural gas actually sold by us. In addition, we record revenue for our share of natural gas sold by other owners that cannot be volumetrically balanced in the future due to insufficient remaining reserves. We also reduce revenue for other owners’ natural gas sold by us that cannot be volumetrically balanced in the future due to insufficient remaining reserves. Our remaining over- and under-produced gas balancing positions are considered in our proved reserves. Gas imbalances as of December 31, 2008 and 2007 were not significant.

Derivative Instruments and Hedging Activities

We periodically use derivative financial instruments to achieve a more predictable cash flow from our natural gas and oil production by reducing our exposure to price fluctuations. We also enter into derivative contracts to mitigate the risk of interest rate fluctuations. For the year ended December 31, 2008, these transactions included swaps, basis only swaps and cashless collars. We account for these activities pursuant to SFAS No. 133, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities.

The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. SFAS No. 133 requires a company to formally document, at the inception of a hedge, the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed at least quarterly based on total changes in the derivative’s fair value. Any ineffective portion of the derivative instrument’s change in fair value is recognized immediately in earnings.

We use derivative financial instruments which have not been designated as hedges under SFAS No. 133 because they still protect us from changes in commodity prices. These instruments are marked to market with the resulting changes in fair value recorded in earnings.

The estimates of the fair values of our derivative instruments require substantial judgment. These values are based upon, among other things, option pricing models, futures prices, volatility, time to maturity and credit risk. The values we report in our financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

Changes in estimates of fair value have only a minimal impact on our liquidity, capital resources or results of operations, as long as the derivative instruments qualify for cash flow hedge accounting treatment.  Changes in the fair values of derivatives that do not qualify for cash flow hedge accounting treatment can have an impact on our results of operations, but generally will not impact our liquidity or capital resources.  Settlements of derivative instruments, regardless of whether they qualify for hedge accounting, do have an impact on our liquidity and results of operations. Generally, if actual market prices are higher than the price of the derivative instruments, our net earnings and cash flow from operations will be lower relative to the results that would have occurred absent these instruments.

As of December 31, 2008, the fair value of all of our derivative instruments, including basis only swaps and interest rate derivatives, was a net asset of $313.3 million, comprised of current and noncurrent assets and liabilities. The deferred income tax effect on the fair value of the cash flow hedge derivatives at December 31, 2008 totaled $113.3 million, which is recorded in current and noncurrent deferred tax liabilities.

Income Taxes and Uncertain Tax Positions

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or settled. Deferred income taxes are also recognized for tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates to the differences between financial statement and income tax reporting. We routinely assess the realizability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset would be reduced by a valuation allowance. We consider future taxable income in making such assessments. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and natural gas prices). There can be no assurance that facts and circumstances will not materially change and require us to establish deferred tax asset valuation allowances in a future period.

Stock-based Compensation

We account for stock-based compensation in accordance with SFAS No. 123R, which revised SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement requires us to record expense associated with the fair value of stock-based compensation.  However, for awards granted before we were a public company (i.e. those granted prior to April 16, 2004, which is defined by SFAS No. 123R as the date we became a public company as a result of filing our Form S-1 registration statement with the SEC) we continue to use the minimum value method described under APB Opinion No. 25. For awards granted after we were a public company (i.e. those granted subsequent to April 16, 2004), and for new, modified, repurchased, or cancelled awards on or subsequent to our adoption of SFAS No. 123R on October 1, 2004, we recognized share-based employee compensation cost based on the fair value as computed under SFAS No. 123R.

We continue to account for certain stock options under the original provisions of APB Opinion No. 25 because those options were issued prior to April 16, 2004. Under APB Opinion No. 25, we recognize compensation expense only to the extent that the exercise price of the options granted exceeds the market value of the underlying common stock on the date of grant.

In applying the provisions of SFAS No. 123R, judgments and estimates are made regarding, among other things, the appropriate valuation methodology to follow in valuing stock compensation awards and the related inputs required by those valuation methodologies.  Assumptions regarding expected volatility of our common stock, the risk-free interest rates, expected term of the awards and other valuation inputs are subject to change.  Any such changes could result in different valuations and thus impact the amount of stock-based compensation expense recognized.

In total, under APB Opinion No. 25 and SFAS No. 123R, we recorded non-cash stock-based compensation of $16.8 million, $9.9 million, and $6.5 million in 2008, 2007 and 2006, respectively, for option grants, option modifications, nonvested equity shares of common stock and nonvested performance-based equity shares of common stock.

Acquisitions

The establishment of our initial asset base since our founding in January 2002 has included material acquisitions of natural gas and oil properties, which have been accounted for using the purchase method of accounting.

Under the purchase method, the acquiring company adds to its balance sheet the estimated fair values of the acquired company’s assets and liabilities. Any excess of the purchase price over the fair values of the tangible and intangible net assets acquired is recorded as goodwill. Goodwill is assessed for impairment at least annually. In each of our acquisitions to date we have determined that the purchase price did not exceed the fair value of the net assets acquired. Therefore, no goodwill was recorded.

There are various assumptions we made in determining the fair values of acquired assets and liabilities. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of the natural gas and oil properties acquired. To determine the fair values of these properties, we prepare estimates of natural gas and oil reserves. These estimates are based on work performed by our engineers and that of outside consultants. The fair value of reserves acquired in an acquisition must be based on our estimates of future natural gas and oil prices and not the prices at the time of the acquisition. Our estimates of future prices are based on our own analysis of pricing trends. These estimates are based on current data obtained with regard to regional and worldwide supply and demand dynamics such as economic growth forecasts. They also are based on industry data regarding natural gas storage availability, drilling rig activity, changes in delivery capacity, trends in regional pricing differentials and other fundamental analysis. Forecasts of future prices from independent third parties are noted when we make our pricing estimates.

We estimate future prices to apply to the estimated reserve quantities acquired, and estimate future operating and development costs, to arrive at estimates of future net revenues. For estimated proved reserves, the future net revenues are then discounted using a rate determined appropriate at the time of the acquisition based upon our cost of capital.

We also apply these same general principles in arriving at the fair value of unevaluated properties acquired in an acquisition. These unevaluated properties generally represent the value of probable and possible reserves. Because of their very nature, probable and possible reserve estimates are more imprecise than those of proved reserves. To compensate for the inherent risk of estimating and valuing probable and possible reserves, we apply a risk-weighting factor to probable and possible volumes to reduce the estimated reserve volumes. Additionally, we increase the discount factor, compared to proved reserves, to recognize the additional uncertainties related to determining the value of probable and possible reserves.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. We partially adopted SFAS No. 157 as of January 1, 2008, pursuant to FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. With partial adoption, we applied SFAS No. 157 to recurring fair value measurements of financial and non-financial instruments, which affected the fair value disclosures of our financial derivatives within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. See Footnote 7 for fair value disclosures.

As of January 1, 2009, we fully adopted SFAS No. 157, requiring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and asset retirement obligations initially measured at fair value under SFAS No. 143, Accounting for Asset Retirement Obligations. The full adoption of SFAS No. 157 is not expected to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement expands the use of fair value measurement and applies to entities that elect the fair value option. We adopted this statement as of January 1, 2008; however, we did not elect the fair value option for any eligible financial instruments or other items. Therefore, the adoption of this statement did not impact our financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”), which replaces FASB Statement No. 141, Business Combinations. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This includes the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. This statement applies prospectively and was effective for us beginning January 1, 2009. SFAS No. 141R will only impact us if and when we become party to a business combination.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows.  SFAS No. 161 seeks to achieve these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  It also seeks to improve the transparency of the location and amounts of derivative instruments in a company’s financial statements and how they are accounted for under SFAS No. 133. This statement was effective for us beginning January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material impact on our financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  SFAS No. 162 was effective November 15, 2008 and did not have a material impact on our financial statements.

In May 2008, the FASB adopted FSP APB 14-1, which states that the accounting treatment for certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as an equity contribution. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense.

The Company adopted FSP APB 14-1 effective January 1, 2009. FSP APB 14-1 was required to be applied retrospectively for any instrument within the scope of FSP APB 14-1 that was outstanding during any of the periods presented. FSP APB 14-1 changed the accounting treatment for our Convertible Notes that were issued in March 2008. As a result of the retrospective application, certain amounts in our consolidated financial statements for the year ended December 31, 2008 have been adjusted.  A summary of the changes are presented below (amounts in thousands):

	As of December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED BALANCE SHEETS
Deferred Financing Costs and Other Noncurrent Assets	$6,055	$5,485

Convertible Senior Notes	172,500	153,411
Deferred Income Taxes	207,397	214,481
Additional paid-in capital	761,829	775,652
Retained earnings	133,852	131,464

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLITATED STATEMENTS OF OPERATIONS
Interest expense	$(15,834)	$(19,717)
Provision for Income Taxes	64,670	63,175
Net Income	107,647	105,259

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Net Income	$107,647	$105,259
Deferred income taxes	64,060	62,565
Amortization of deferred financing costs	1,736	5,619

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. We currently do not have any financial assets that are valued using inactive markets, and as a result, we were not impacted by the issuance of FSP No. FAS 157-3.

On December 31, 2008, the SEC published the final rules and interpretations updating its oil and gas reserves reporting requirements.  Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the Petroleum Resource Management System, which is a widely accepted set of evaluation guidelines that are designed to support assessment processes throughout the resource asset lifecycle. These guidelines were prepared by the Society of Petroleum Engineers, or SPE, Oil and Gas Reserves Committee with cooperation from many industry organizations.  One of the key changes to the previous SEC rules relates to using a 12-month average commodity price to calculate the value of proved reserves versus the current method of using year-end prices. Other key revisions include the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, the opportunity to establish proved undeveloped reserves without the requirement of an adjacent producing well and permitting disclosure of probable and possible reserves.  The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009.  Early adoption is not permitted.  The Company is currently assessing the impact that the adoption will have on the Company’s disclosures and financial statements.